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EXHIBIT 99.1




[INSIGNIA FINANCIAL GROUP LOGO]


                                                      PRESS RELEASE

FOR IMMEDIATE RELEASE

                                             CONTACT: JAMES A. ASTON
                                                      Chief Financial Officer

                                                      (864) 298-8444

                                                      STEVEN IACO
                                                      SENIOR MANAGING DIRECTOR,
                                                      CORPORATE COMMUNICATIONS
                                                      (212) 984-6535



                         Insignia Financial Group Sells

                      Realty One and Affiliated Businesses



NEW YORK, FEBRUARY 1, 2002 - Insignia Financial Group, Inc. (NYSE: IFS) today announced the sale of its Realty One single-family home brokerage business and affiliated companies to Real Living, Inc., a privately held company formed by HER Realtors of Columbus, Ohio and Huff Realty of Cincinnati, Ohio, for approximately $33 million. The price includes an earn-out of approximately $3 million to be paid over the next two years, depending upon the performance of the business.

Realty One is the largest single-family residential brokerage firm in Ohio and one of the largest such firms in the nation. In 2001, Realty One sold homes valued at more than $3 billion. Realty


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One also comprises affiliated businesses including First Ohio Mortgage
Corporation, a mortgage banking concern that originated approximately $410 million in home loans in 2001, as well as title and escrow services. On an unaudited basis in 2001, Realty One produced revenues of approximately $102.8 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $5.1 million, before a one-time charge of $1.5 million for the settlement of an indemnity obligation.

"This sale is a strategic transaction for Insignia," said Andrew L. Farkas, the Company's chairman and chief executive officer. "It significantly improves our liquidity, generating $29 million in immediate cash at an EBITDA multiple materially higher than our existing market multiple. At the same time, it brings sharper focus to our stated goals of enhancing our presence as a provider of global real estate services in the world's key business centers and forging synergies among our market-leading residential and commercial services businesses in New York City."

"While Realty One is a wonderful business on its own, Insignia elected not to pursue the business plan upon which Realty One was to be the foundation. As a result, the business became a non-strategic asset," Mr. Farkas added. "The opportunity to deliver Realty One to a strategic buyer at a price multiple approximately 50% higher than the level at which Insignia's stock has traded over the last 18 months made tremendous sense both for our shareholders and Realty One employees. We wish them nothing but the best and extend our gratitude to the management of Realty One for their efforts over the past four years."

In December 2001, Insignia purchased Groupe Bourdais, one of France's premier real estate companies, now operating as Groupe Bourdais. In September 2001, Insignia announced that its New York residential brokerage subsidiary would be re-named Insignia Douglas Elliman, LLC, to reflect its integral position within the Insignia organization, and to facilitate greater cross selling and business development initiatives with Insignia Residential Group, New York City's largest manager of cooperative and condominium apartments, and Insignia/ESG, New York City's largest commercial real estate services company.

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The sale of Realty One, which Insignia acquired in 1997, will result in a pre-tax loss of approximately $20 million.

"In addition to our growing global presence and our number one market position in New York City, one of the strengths of our company has been the ability to effectively deploy our capital, primarily through taking minority equity positions in investment-grade real estate," noted Mr. Farkas. "Today's transaction frees up resources for Insignia to explore outstanding opportunities in this arena, particularly in the current market environment."

About HER

HER Realtors has been the number one residential realtor in Ohio for thirty-four years, with over 600 associates working out of 41 offices throughout the state. It is the 17th largest privately owned, independently operated real estate firm in the U.S., with over $1.5 billion in sales annually.

ABOUT HUFF REALTY

Huff Realty, founded by Jim Huff in 1975, is 550 sales associates strong, working from 14 offices in Cincinnati and Northern Kentucky. Huff Realty is one of the fastest-growing real estate brokerages in the country.


         ABOUT INSIGNIA

         Insignia Financial Group, Inc., based in New York, is among the world's foremost real estate services and investment banking firms with leadership positions in the commercial and residential sectors. Its major operating units are: Insignia/ESG, one of the largest providers of commercial real estate services in the United States; Insignia Richard Ellis and Insignia Bourdais, leading European real estate services firms in the United Kingdom and France, respectively; Insignia Douglas Elliman, the number one provider of residential sales and rental brokerage in the New York City market; and Insignia Residential Group, the largest manager of cooperative and condominium housing in the New York metropolitan area. The Company also


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has developing commercial real estate services operations throughout Europe,
Asia and Latin America. Additional information about the company is available on the corporate website at http://www.insigniafinancial.com.

         Certain items discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements which make reference to the expectations or beliefs of the Company or any of its management are such forward-looking statements, including statements concerning the performance of the Company or any of its business units, and the business outlook for, and the Company's expected performance in 2002. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances upon which any such statement is based.
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